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                                                                    EXHIBIT 23.3

                                             [letterhead of PA Consulting Group]


30 January 2001

The Directors
Keryx Biopharmaceuticals, Inc.
5 Kiyat Mada Har Hotzvim
P. O. Box 23706
Jerusalem, Israel 91236

Dear Sirs

KERYX BIOPHARMACEUTICALS

We hereby consent to the incorporation by reference in this registration statement of our report dated July 24, 2000, which is included in Keryx Biopharmaceuticals, Inc.'s Amended Registration Statement on Form S-1, filed on July 27, 2000 and to all references to PA Strategy Partners Ltd included in this registration statement, with the qualification that we make no representation as to the accuracy of our report beyond its date of issue.

Yours faithfully,
For and on behalf of
PA STRATEGY PARTNERS LIMITED

/s/ John V. Buckley

John V. Buckley
Management Group - PA